UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_______________
Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):
July 11, 2011

EXTREME NETWORKS, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-25711	77-0430270
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

3585 Monroe Street
Santa Clara, California 95051

(Address of principal executive offices)

Registrant's telephone number, including area code:
(408) 579-2800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02 Results of Operations and Financial Condition
On July 14, 2011, Extreme Networks, Inc.(the Company) issued a press release announcing certain preliminary financial estimates for the quarter ended July 3, 2011. A copy of the press release is attached hereto as Exhibit 99.1 and the information regarding financial results and disclosures related to the financial results are incorporated herein by reference.
The information in Item 2.02 of this Current Report on Form 8-K, including the press release filed as Exhibit 99.1 to this Current Report on Form 8-K, shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section or Sections 11 and 12(a)(2) of the Securities Act of 1933, as amended. The information contained in this Item 2.02 and in the accompanying Exhibit 99.1 shall not be incorporated by reference into any registration statement or other document filed by Extreme Networks with the Securities and Exchange Commission, whether made before or after the date of this Current Report, regardless of any general incorporation language in such filing, except as shall be expressly set forth by specific reference to this Item and Exhibit 99.1 in such filing.

Item 2.05 Costs Associated with Exit or Disposal Activities.

On July 11, 2011 the Audit Committee of the Company's Board of Directors reviewed and approved the implementation of a cost reduction plan. The plan provides for a reduction in the number of employee positions at the Company by approximately 16%. The Company is taking these actions in order to reduce operating costs and realign its organization in the current competitive operating environment. As of the date of the filing of this Current Report on Form 8-K, the Company has initiated the reduction in force and expects to complete it by December 31, 2011, and anticipates incurring restructuring charges of approximately $3.5 million related to this action in its fourth fiscal 2011 quarter, for non-recurring employee-related termination benefits, including severance payments and continuation of medical insurance benefits. All of these charges will result in cash expenditures.

Item 9.01 (d) Financial Statements and Other Exhibits
99.1 Press release, dated July 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Date: July 14, 2011

EXTREME NETWORKS, INC.

By:	/s/ OSCAR RODRIGUEZ
Oscar Rodriguez
President and Chief Executive Officer